Exhibits 10.12

CIBUS CORP.
RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of _____________ __, 20__, by and between Cibus Corp., a Delaware corporation (the “Company”), and _________________ (the “Participant”).

1. Certain Definitions.  Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2019 Equity and Incentive Compensation Plan (the “Plan”).

2. Grant of RSUs.  Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on ________ __, 2019, the Company has granted to the Participant, effective _________ __, 2019 (the “Date of Grant”), __________ Restricted Stock Units (the “RSUs”).

3. Payment of RSUs.  The RSUs will become payable if the Restriction Period lapses and the Participant’s right to receive payment for the RSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 and Section 6 of this Agreement.

4. RSUs Not Transferrable.  None of the RSUs nor any interest therein or in any shares of Common Stock underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment.

5. Vesting of RSUs.  Subject to the terms and conditions of Section 6 and Section 7 of this Agreement, the RSUs will Vest (a) to the extent of one-third (1/3) of the RSUs after the Participant shall have been in the continuous employ of the Company or a Subsidiary for one full year from the Date of Grant and (b) to the extent of an additional one-third (1/3) of the RSUs after each of the next two successive years thereafter during which the Participant shall have been in the continuous employ of the Company or a Subsidiary (each one-year period, a “Restriction Period”).  For purposes of this Agreement, the continuous employment of the Participant with the Company or a Subsidiary will not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of the Participant’s employment among the Company and its Subsidiaries.

6. Alternative Vesting of RSUs.  Notwithstanding the provisions of Section 7 of this Agreement, and subject to the payment provisions of Section 8 hereof, the RSUs will Vest earlier than the times provided for in Section 5 under the following circumstances:

(a)
Death or Disability:  If the Participant’s employment with the Company or a Subsidiary is terminated due to death or Disability, to the extent the RSUs have not yet Vested or have not been forfeited, the RSUs will immediately Vest in full.

(b)	Change in Control:

(i)
Upon a Change in Control occurring during the Restriction Period while the Participant is an employee of the Company or a Subsidiary, to the extent the RSUs have not been forfeited, the RSUs will immediately Vest in full (except to the extent that a Replacement Award is provided to the Participant for the RSUs).

(ii)
For purposes of this Agreement, a “Replacement Award” shall mean an award (A) of restricted stock units, (B) that has a value at least equal to the value of the RSUs, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control) (the “Successor”), (D) the tax consequences of which, under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the RSUs, (E) that vests in full upon a termination of the Participant’s employment with the Successor for Good Reason by the Participant or without Cause (as defined in Section 6(c)) by the Successor within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the RSUs (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the RSUs or Replacement Award failing to comply with Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the RSUs if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 6(b)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
For purposes of Section 6(b)(ii), “Good Reason” shall have the meaning and conditions of “Good Reason” in any employment agreement between the Participant and the Company or any Subsidiary, or if the Participant is employed by the Company or any Subsidiary other than pursuant to an employment agreement, shall mean, with respect to the Participant, the occurrence of any one or more of the following events at any time during the Participant’s employment with the Company or any of Subsidiary: (A) a material reduction in either the Participant’s base salary or the Participant’s target annual incentive compensation amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10%; (B) a material diminution in the Participant’s authority, duties or responsibilities; (C) any material breach of this Agreement by the Company or any Subsidiary; or (D) the involuntary relocation of the Participant’s principal place of employment to a location more than 50 miles beyond the Participant’s principal place of employment as of the Date of Grant.  Notwithstanding the foregoing no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Company or the applicable Subsidiary with written notice of the existence of an event described in clause (A), (B), (C) or (D) above within 60 days following the occurrence thereof, (y) the Company or the applicable Subsidiary does not remedy such event described in clause (A), (B), (C) or (D) above, as applicable, within 30 days following receipt of the notice described in the preceding clause (x), and (z) the Participant terminates employment within 30 days following the end of the cure period specified in clause (y) above.  The Participant may not invoke termination for Good Reason if Cause exists at the time of such termination.

(iv)
If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control.

(c)
For purposes of this Agreement, “Cause” shall have the meaning of “Cause” in any employment agreement between the Participant and the Company or any Subsidiary, or if the Participant is employed by the Company or any Subsidiary other than pursuant to an employment agreement, shall mean (i) a material breach by the Participant of any agreement (other than restrictive covenant agreement) then in effect between the Participant and the Company; (ii) a breach by the Participant of any restrictive covenant agreement then in effect between the Participant and the Company; (iii) the Participant’s conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof or any equivalent conviction or plea under non-U.S. law; (iv) any material violation or breach by the Participant of the Company’s Code of Business Conduct and Ethics, as in effect from time to time, as determined by the Board; (v) the Participant’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person; or (vi) the Participant’s willful and continued failure to substantially perform the duties associated with the Participant’s position (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board or an executive officer of the Company, as appropriate for the Participant’s position, which demand specifically identifies the manner in which the Board or such officer, as applicable, believes that the Participant has not substantially performed his duties.

7. Forfeiture of RSUs.  Any RSUs that have not Vested pursuant to Section 5 or Section 6 prior to the third anniversary of the Date of Grant will be forfeited automatically and without further notice on such date (or earlier if, and on such date that, the Participant ceases to be an employee of the Company or a Subsidiary prior to the third anniversary of the Date of Grant for any reason other than as described in Section 6).

8. Form and Time of Payment of RSUs.

(a)	General: Subject to Section 5 and Section 6(b), payment for Vested RSUs will be made in shares of Common Stock within 15 days following the Vesting dates specified in Section 5.

(b)	Other Payment Events. Notwithstanding Section 6(a), to the extent that the RSUs are Vested on the dates set forth below, payment with respect to the RSUs will be made as follows:

(i)
Change in Control.  Within 15 days of a Change in Control, the Participant will receive payment for Vested RSUs in shares of Common Stock; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections 6(a) or 6(b)(ii) as though such Change in Control had not occurred.

(ii)
Death or Disability.  Within 15 days of the date of the Participant’s termination of employment due to the Participant’s death or Disability, the Participant will receive payment for Vested RSUs in shares of Common Stock.

9. Payment of Dividend Equivalents.  With respect to each of the RSUs covered by this Agreement, the Participant shall be credited on the records of the Company with dividend equivalents in an amount equal to the amount per share of Common Stock of any cash dividends declared by the Board on the outstanding shares of Common Stock during the period beginning on the Date of Grant and ending either on the date on which the Participant receives payment for the RSUs pursuant to Section 6 hereof or at the time when the RSUs are forfeited in accordance with Section 7 of this Agreement.  These dividend equivalents will accumulate without interest and, subject to the terms and conditions of this Agreement, will be deferred until, and paid contingent upon, the vesting of the RSUs for which the dividend equivalents were credited.

10. Detrimental Activity and Recapture.

a)
In the event that, as determined by the Committee, the Participant shall engage in Detrimental Activity during employment with the Company or a Subsidiary, the RSUs covered by this Agreement will be forfeited automatically and without further notice at the time of that determination notwithstanding any other provision of this Agreement.  Nothing in this Agreement prevents the Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.  For purposes of this Agreement, “Detrimental Activity” means any conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

(b)
If a Restatement occurs and the Committee determines that the Participant is personally responsible for causing the Restatement as a result of the Participant’s personal misconduct or any fraudulent activity on the part of the Participant, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the RSUs earned or payable to the Participant for some or all of the years covered by the Restatement.  The amount of any earned or payable RSUs recovered by the Company shall be limited to the amount by which such earned or payable RSUs exceeded the amount that would have been earned by or paid to the Participant had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee.  The Committee shall also determine whether the Company shall effect any recovery under this Section 10(b) by: (i) seeking repayment from the Participant; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to the Participant in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives.  For purposes of this Agreement, “Restatement” means a restatement of any part of the Company’s financial statements for any fiscal year or years after the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.

11. Clawback.  Notwithstanding anything to the contrary, if the Participant breaches any of the Participant’s obligations under any non-competition, confidentiality or other restrictive covenant agreement that it has entered into with the Company or a Subsidiary (the “Restrictive Covenant Agreement”), to the extent permissible by local law, the Participant shall forfeit all RSUs and related dividend equivalents, whether or not Vested.  In addition, in the event that the Participant breaches the Restrictive Covenant Agreement, if the Company shall so determine, the Participant shall, promptly upon notice of such determination, (a) return to the Company, as applicable, (i) the cash payment(s) that were made or (ii) all the shares of Common Stock that the Participant has not disposed of that were issued in payment of RSUs and related dividend equivalents that became Vested pursuant to this Agreement, and (b) with respect to any shares of Common Stock so issued in payment of RSUs pursuant to this Agreement that the Participant has disposed of, pay to the Company in cash the aggregate Market Value per Share of those shares of Common Stock on the date on which the shares of Common Stock were issued under this Agreement, in each case as reasonably determined by the Company.  To the extent that such amounts are not promptly paid to the Company, the Company may set off the amounts so payable to it against any amounts (other than amounts of non-qualified deferred compensation as so defined under Section 409A of the Code) that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages or vacation pay or in the form of any other benefit or for any other reason.

12. Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the shares of Common Stock covered by this Agreement if the issuance thereof would result in violation of any such law.

13. Adjustments.  Subject to Section 11 of the Plan, the Committee shall make any adjustments in the number of RSUs or kind of shares of stock or other securities underlying the RSUs covered by this Agreement, and other terms and provisions, that the Committee shall determine to be equitably required to prevent any dilution or enlargement of the Participant’s rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation or other distribution of assets involving the Company or (c) other transaction or event having an effect similar to any of those referred to in Section 13(a) or 13(b) hereof.  Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence, or a Change in Control, shall occur, the Committee shall provide in substitution of any or all of the Participant’s rights under this Agreement such alternative consideration (including cash) as the Committee shall determine in good faith to be equitable under the circumstances.

14. Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local, employment, or foreign taxes, or, to the extent permitted under Section 409A of the Code, any other applicable taxes, in connection with the Participant’s right to receive shares of Common Stock under this Agreement (regardless of whether the Participant is entitled to the delivery of any shares of Common Stock at that time), and the amounts available to the Company for such withholding are insufficient, unless otherwise determined by the Committee, the Company shall withhold, on the applicable Vesting date for the RSUs that vest under this Agreement, a portion of those Vested RSUs with a fair market value (measured as of the applicable tax date for such shares) equal to the amount of applicable withholding taxes (the “Share Withholding Method”); provided, however, that the amount of any RSUs so withheld shall not exceed the amount necessary to satisfy the Company‘s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that could be applicable to supplemental taxable income unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by the Committee, and (c) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction.  For Participants who are not subject to Section 16 of the Exchange Act, should any RSUs Vest under this Agreement when the Share Withholding Method is not available, then the withholding taxes shall be collected from the Participant through either of the following alternatives: (i) the Participant’s delivery of his or her separate check payable to the Company in the amount of such withholding taxes; or (ii) the use of the proceeds from a next-day sale of the shares of Common Stock issued to the Participant, provided and only if (x) such a sale is permissible under the Company’s trading policies governing the sale of shares of Common Stock, (y) the Participant makes an irrevocable commitment, on or before the Vesting date for those shares, to effect such sale of the shares and (z) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

15. No Right to Future Awards or Employment.  The RSUs are a voluntary, discretionary bonus being made on a one-time basis and they do not constitute a commitment to make any future awards.  The RSUs any related payments made to the Participant will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.  Nothing contained herein will confer upon the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Participant’s employment or other service at any time.

16. Relation to Other Benefits.  Any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

17. Amendments.  Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement; provided, however, that no amendment will adversely affect the rights of the Participant with respect to the shares of Common Stock or other securities covered by this Agreement without the Participant’s consent and the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.  Notwithstanding the foregoing, the limitation requiring the consent of the Participant to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

18. Severability.  In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement will continue to be valid and fully enforceable.

19. Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20. Governing Law.  This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Delaware.

21. Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

22. Successors and Assigns.  Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

23. Acknowledgement.  The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan, and (d) agrees to such terms and conditions.

24. Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

 [SIGNATURES ON FOLLOWING PAGE]

CIBUS CORP.

By:
Name:
Title:

Participant Acknowledgment and Acceptance

By:
Name:
Title: